Exhibit 10.2

AMENDMENT TO

EMPLOYMENT ARRANGEMENTS

AMENDMENT TO EMPLOYMENT ARRANGEMENTS, effective March 19, 2007, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) and Robert A. Alter (the “Executive”).

WHEREAS, Sunstone, the Operating Partnership and the Executive are parties to an Employment Agreement (the “Employment Agreement”), effective as of the Effective Date (as defined in the Employment Agreement); and

WHEREAS, Sunstone, the Operating Partnership and the Executive desire to amend the Employment Agreement and some of the other agreements entered into in connection with the Employment Agreement for the Executive’s continued service as Executive Chairman of the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1. Position and Duties.

(a) The first sentence of Section 2(a)(i) of the Employment Agreement is amended to read:

“During the Employment Agreement, the Executive shall serve as Executive Chairman of the Company [and the Operating Partnership] and shall perform such employment duties as are usual and customary for such position[s] and such other duties as the Board of Directors of Sunstone (the “Board”) shall from time to time reasonably assign to the Executive.”

(b) The last three sentences of Section 2(a)(i) of the Employment Agreement are deleted.

(c) The first sentence of Section 2(a)(ii) of the Employment Agreement is amended to read:

“During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees, to the extent necessary to discharge the duties assigned to the Executive hereunder, to devote his business time, energy, skill and best effort to the performance of such duties in a manner that will faithfully and diligently further the business and interests of the Company (it being understood that, for 2007, Executive shall devote to the Company at least 20% of the average business time he has historically devoted to the Company).”

2. Compensation

(a) The second sentence of Section 2(b)(i) of the Employment Agreement is amended to read:

“Notwithstanding the foregoing, effective as of the 2007 anniversary of the Effective Date, the Executive’s Base Salary shall be reduced to $275,000 per annum.”

(b) The last sentence of Section 2(b)(ii) of the Employment Agreement is amended to read:

“Notwithstanding the foregoing, (A) for the Company’s 2007 fiscal year, the Executive’s Annual Bonus will be based on the actual amount of Base Salary earned by the Executive during that year and (B) the provisions in this Section 2(b)(ii) will cease to apply with respect to fiscal years after the Company’2007 fiscal year.”

(c) Section 2(b)(iv) of the Employment Agreement is amended by adding the following to the end:

“Notwithstanding the foregoing, the provisions of this Section 2(b)(iv) will cease to apply with respect to fiscal years after the Company’s 2007 fiscal year.”

3. Provisions Relating to Good Reason and Change in Circumstances.

(a) The changes to the Employment Agreement and the Executive’s employment with the Company effected by this Amendment shall not constitute “Good Reason” under the Employment Agreement.

(b) The Employment Agreement is amended to remove the concept of a “Change in Circumstances” throughout. Without limiting the generality of the foregoing, the following, each of which refer to a “Change in Circumstances,” are deleted: (1) the last three sentences of Section 2(a)(i) of the Employment Agreement, (2) the second sentence of Section 2(b)(iii) of the Employment Agreement and (3) the first nine words of Sections 3(c)(i), (ii).

(c) For the avoidance of doubt, to the extent the Restricted Stock Unit Agreement refers to, or incorporates, the provisions of the Employment Agreement relating to Chang in Circumstances, (1) this Amendment shall not result in a “Change in Circumstances” for purposes of the Restricted Stock Unit Agreement and (2) the vesting of the Restricted Stock Units shall continue during the Executive’s term as Executive Chairman of the Company under the Employment Agreement as amended by this Amendment

4. Non-Competition. Section 1(b) of the Noncompetition Agreement is amended to add at the end:

“Notwithstanding the foregoing, the term “Competition” will not include the Executive directly or indirectly investing in, or operating, hotel properties so long as the hotel does not directly compete with any hotel owned or operated by the Company at the time the investment is made or the agreement to operate the hotel is entered into. Executive agrees to advise the Board before directly or indirectly investing in, or operating, a hotel property in reliance on the preceding sentence.”

5. Effect on Employment Agreement, Noncompetition Agreement and Restricted Stock Unit Agreement. The terms of the Employment Agreement, Noncompetition Agreement and Restricted Stock Unit not modified by this Agreement will remain in force and are not affected by this Amendment.

6. Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. Capitalized terms used but not defined in this Amendment are used with the meanings assigned in the Employment Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“Executive”

Robert A. Alter

Sunstone Hotel Investors, Inc.

By:
Name:
Title:

Sunstone Hotel Partnership, LLC

By:
Name:
Title: